Exhibit 99.1

FY 2015 Q3 Earnings Release Conference Call Script

October 28, 2015

This script is a textual representation of DSP Group, Inc.'s conference call. While efforts are made to provide an accurate transcription, there may be errors, omissions, or inaccuracies in the reporting of the substance of the conference call. Information presented in the transcription was current only as of the date of the conference call, and may have subsequently changed materially. DSP Group, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

Dror Levy:

Good morning, ladies and gentlemen. I am Dror Levy, Chief Financial Officer at DSP Group. Welcome to our third quarter 2015 earnings conference call. On today’s call we also have with us Mr. Ofer Elyakim, Chief Executive Officer. Before we begin, I would like to remind you that during this conference call, we will be making forward-looking statements about our financial projections for the fourth quarter of 2015, outlook for the DECT market, solid annual growth for HGW revenues and optimism about growth in our new product segments, including HDClear, VoIP and ULE products, and their greater contribution to our revenue mix in future periods, Actual results or trends could differ materially from our forecast, including softness in consumer demand for traditional cordless telephony products in our major end markets and the magnitude of declines in such markets; unexpected delays in commercial launch or mass production of products incorporating our new technologies, including HDClear, VoIP and ULE, the growth of new market verticals; our ability to manage operating expenses; our ability to secure additional design wins; and general market demand for products that incorporate our technologies in the market. We assume no obligation to update these forward-looking statements. For more information, please refer to the risk factors discussed in our 2014 Form 10-K and other SEC reports we have filed. Now I would like to turn the call over to Ofer Elyakim, our Chief Executive Officer. Ofer, the floor is yours.

Ofer Elyakim:

Thank you Dror, good morning everyone and thank you for joining us today. I hope that you had the opportunity to read our press release that was released earlier today. I would like to begin this discussion by reviewing our results for the third quarter of 2015, comment on the progression of our business plan, and provide context on our outlook. In a short while, Dror will provide you with detailed comments on our financial results and outlook for the fourth quarter of 2015.

We achieved third quarter financial results that were better than our guidance in almost every financial metric. Our performance reflects strong revenue contributions from new products and a successful achievement of a major milestone with initial high-volume shipments of HDClear products to our tier 1 mobile customer. Additionally, we generated record results in our Office/VoIP segment and won significant contracts for our DECT and ULE products. These positive developments demonstrate the successful execution of our strategic growth initiatives.

Third quarter revenues were $35.2 million, ahead of the mid-point of our guidance, but down by approximately 4% vs. the third quarter of 2014, and down 5% sequentially. The decline in third quarter revenues was a result of a softer market environment for DECT phones, which we expect to persist in the fourth quarter. Nevertheless, new product revenues accounted for 28% of revenues, driven by record revenues in our Office/VoIP segment.

We generated non-GAAP operating profit of approximately $1.6 million, or approximately 5% of revenues. This resulted from higher revenues, record gross margins of 41.6%, and operating expenditures that included higher R&D investments when compared to the same period last year, but nonetheless came in at the low end of our guidance.

Our execution continues to focus around profitability and cash flow generation by leveraging our leading position in our core market, which, despite its maturity, continues to generate strong profits and cash flows.

Concurrently, we have been steadily re-investing our profits and resources to fuel future revenue growth and enhance our profitability. These investments are bearing fruits as evidenced by:

1)	Record high non-GAAP gross margins of 41.6% which we expect will continue and expand in the coming quarter as our product mix shifts in favor of new products.

2)	Strong contribution and revenue growth from new products, which grew by 9% year over year and accounted for a record 28% of revenues, compared with 24% a year ago.

Now I’d like to provide specific updates about our progress in each segment:

Starting with an update on the mobile segment:

We are very excited to share with you an important development in our business. One of our key business goals for 2015 was to secure design wins and start commercial shipments of our HDClear products. I am delighted to report that we successfully accomplished this goal and started commercial shipments to a Tier 1 mobile OEM for a flagship wearable product with Always On voice. This is a milestone event for our HDClear business, and marks our successful entry into the mobile market. We expect shipments to this OEM customer to continue and ramp up in the fourth quarter and to a much greater extent in 2016.

Moreover, we are very happy with the positive traction for our newest Always-On voice enhancement HDClear product, which features the lowest power consumption and best in class performance. To date, we are engaged in a number of strategic designs and expect these engagements to materialize into design-wins and shipments in the coming quarters. Our key values are centered on analog, ultra-low-power voice processing, always-on voice sensing functionality and innovative noise and echo suppression technologies.

We are therefore optimistic about the outlook for the mobile segment. Together with accomplishing the milestone event of commencing shipments of our HDClear products to a Tier 1 mobile OEM customer and our progress on the design and engagement fronts, we are on track for a solid ramp in this business next year.

We expect to capitalize on this market opportunity and see a solid path for incorporating our HDClear products in Tier 1 OEMs smartphones and wearable products.

Moving on to VoIP/Office segment,

We are excited about the VoIP market opportunity and continue to focus our execution on growing the footprint in this market. We estimate that the market opportunity ahead of us is in the range of $200 million. Moreover, we continue to solidify our leadership position as demonstrated by a strong design pipeline with Tier 1 OEMs and other customers. We are confident about our long term outlook and our growth prospects in the VoIP business.

The third quarter was another record quarter for our Office/VoIP segment. Revenues of $6.3 million were close to the higher end of our guidance, reflecting 44% year-over-year and 20% sequential growth. Driven by solid demand for VoIP products by our first Tier 1 customer, we expect revenues from this customer to continue and contribute in a meaningful way throughout the fourth quarter and expect our revenues to grow on a sequential basis.

Now to an update about the home segment

First an update on HGWs

As expected, HGW revenues reflected a front-end loaded year. Third quarter revenues were $2.3 million, down by 37% year-over-year mainly due to the seasonal volatility. However, for the first nine months of the year HGW performance was strong, generating revenue growth of 22% vs. last year. We believe that the strong demand for HGW products in the first half of this year was exceptional, driven by higher than average demand and volume concentration around new product launches. We expect revenues from Home Gateways in the fourth quarter to remain at Q3 levels and expect this category to post solid growth for the full year.

The underlying market trend behind the integration of DECT into HGWs is a growing adoption of HD Voice. Many service providers are in the process of upgrading their infrastructure and home gateway terminals to support HD Voice.

During the quarter, we had a number of noteworthy achievements, including:

1)

A major US telecom provider designed our DECT/ULE products for its next generation home gateways. This design win on a standalone basis has major business potential, but in addition it evidences the anticipated traction for HD Voice and adoption by other leading service providers in the US;

2)	TP-LINK, the leading global provider of consumer and business networking products, launched a new line of Home Gateways with our DCX 81 for HD Voice and ULE support, targeting the retail channel; and

3)	Swisscom launched its new line of Home Gateways, integrating our DCX 81 for wireless HD Voice and ULE support.

Turning to IoT

We are encouraged by the market recognition and the growing customer traction for our ULE technology. More players and new geographies are starting to realize the essential key attributes that DECT and ULE bring to the IoT market. These merits include:

1)     Better home coverage and longer range;

2)     Interference free dedicated band; and

3)     Natural support for two-way data, voice and video

During the quarter, several customers launched new products based on our ULE products, including:

1)

a leading global security service provider that launched its new security system including DECT/ULE for voice enables sensors, which, according to market feedback received by this customer – voice enabled sensors are game changers in the home security market.

2)	a leading US consumer brand launched a home safety monitoring system for the US market based on DECT/ULE and

3)	Panasonic, launched its ULE based home safety and automation solution in Germany at the IFA consumer show in Berlin, in close collaboration with the Allianz insurance group.

Moreover, we have expanded our product portfolio and design pipeline on the heels of our ULE Module offering, which is generating exceptional interest in the market. Our ULE Module enables developers to easily integrate ULE with only a minimal knowledge of the standard, thereby reducing effort, cost and time to market.

Another noteworthy development during this quarter is that the ULE Alliance began supporting the AllSeen Alliance’s AllJoyn framework as part of the ULE standard, resulting in an expansion of the global IoT ecosystem, thereby bringing consumers more choice and alternatives.

To summarize, we are successfully progressing in a number of engagements and are well positioned to grow our ULE revenues this year.

and now for an update on the DECT phone market,

Sales of our DECT products for the European and ROW cordless phone end markets were down 8% year-over-year and by 5% on a sequential basis. Sales of our DECT products for European and ROW markets accounted for approximately 33% of our revenues.

Demand for DECT products across the North American cordless phone end market were weaker than expected as revenues were down 13% year-over-year and 11% sequentially. DECT 6.0 products for the North American end market accounted for approximately 28% of our revenues.

We anticipate that demand for DECT products will remain weak throughout the fourth quarter.

Total revenues from cordless phones chipsets, which include both DECT and other technologies, accounted for 72% of revenues and were down by 8% year-over-year and by 5% sequentially.

And now to an update on our outlook

We expect fourth quarter revenues to be a tad lower on a sequential basis due to continued weaker than expected demand for DECT SoCs for cordless telephony products.

Based on forecasts received from customers, our current backlog and our own assessment, we expect revenues for the fourth quarter to be in the range of $33 million to $35 million.

Nevertheless we expect:

1)	to continue to generate non-GAAP operating profits in the fourth quarter;

2)	continued improvement of our gross margins; and

3)	meet our goal of revenue growth for the full year.

In summary, we have successfully generated revenue growth of 4% year-over-year with 26% of revenues coming from contributions of new products for the first nine months of 2015.

Going forward, we will continue to reinvest our profits and resources to drive future growth and maximize value for our shareholders. More importantly, the successful market adoption of our new initiatives in VoIP, Mobile, HGW and ULE makes us confident in our ability to sustain revenue growth this year and beyond.

Now, I would like to turn the call over to Dror, our Chief Financial Officer, Dror, the floor is yours.

Dror Levy:

Thank you Ofer, I will now review the income statement for the third quarter of 2015 from top to bottom. For each line item I will provide the US GAAP results as well as the equity based compensation expenses included in that line item, and the expenses related to previous acquisitions.

●	Our revenues for the third quarter of 2015 were $35.2 million.

●	Gross margin for the quarter was 41.4%. Gross margin for the quarter included equity based compensation expenses in the amount of $0.1 million.

●	R&D expenses were $8.7 million, including equity based compensation expenses in the amount of $0.5 million.

●

Operating expenses for the quarter were $14.5 million, including equity based compensation expenses in the amount of $1.2 million and amortization of acquired intangible assets in the amount of $0.3 million.

●	Financial income for the quarter was $0.2 million.

●

Provision for income taxes for the quarter was $0.1 million and included a tax benefit resulting from the amortization of deferred tax liability related to intangible assets in the amount of $0.1 million.

●

Net income was $0.2 million, including equity based compensation expenses of $1.3 million, amortization of intangible assets of $0.3 million and the tax benefit resulting from the amortization of deferred tax liability in the amount of $0.1 million.

●	Non-GAAP net income, excluding the items I have just described, was $1.7 million.

●	Diluted GAAP income per share was $0.01.

●	The negative impact of equity based compensation expenses on EPS was $0.06.

●	The negative impact of the amortization of acquired intangible assets on EPS was $0.01.

●	The positive impact of the tax benefit resulting from the amortization of deferred tax liability on EPS was $0.01.

●	Non-GAAP diluted earnings per share, excluding the items I have just described, were $ 0.07.

Please see the Current Report on Form 8-K that we filed with the SEC this morning for a reconciliation of the non-GAAP presentation to the GAAP presentation.

Now to the Balance Sheet:

●	Accounts receivable at the end of the third quarter of 2015 were $22.7 million, same as at the end of the previous quarter, representing a level of 58 days of sales.

●	Inventory decreased from $14.1 million at the end of the second quarter of 2015 to $12.1 million, representing a level of 53 days.

●	Our cash and marketable securities decreased by $3.5 million during the third quarter and were at a level of $116.6 million as of the end of September.

●	Our cash and marketable securities position during the quarter was affected by the following:

●	$1.8 million of cash was provided by operations,

●	$0.4 million of cash was used for the purchase of property and equipment,

●	$4.8 million was used for the repurchase of approximately 533 thousand shares of our common stock at an average price of $9.1 per share, and;

●	$0.1 million was a change in the market value and amortization of marketable securities.

Now, I would like to provide you with our projections for the fourth quarter of 2015:

Our Q4/15 projections on a US GAAP basis, including the impact of equity based compensation expenses and acquisition related amortization expenses are as follows:

●	Revenues are expected to be in the range of $33 to $35 million.

●	We expect our gross margin to be in the range of 41% and 43%.

●	R&D expenses are expected to be in the range of $8.5 million to $10.0 million.

●	Operating expenses are expected to be in the range of $14.0 million to $16.0 million.

●	Financial income is expected to be in the range of $0.25 to $0.35 million.

●	Provision for income taxes for the fourth quarter is expected to be approximately $0.1 million to $0.3 million.

●	Shares outstanding are expected to be approximately 23 million shares.

Our Q4/15 projections include approximately $0.3 million of amortization of intangible assets.

Our Q4/15 projections also include the following amounts forecasted for equity based compensation expenses:

●	Cost of goods sold includes approximately $0.1 million,

●	R&D expenses include $0.4 million to $0.6 million, and

●	Operating expenses include $1.0 million to $1.2 million.

And now I would like to open up the line for questions and answers.

QUESTIONS & ANSWERS